Exhibit 3.6

Certificate of Amendment

of the Bylaws (as amended) of

ELATE GROUP, INC.

I, Julia Britt, in my capacity as Secretary of Elate Group, Inc., a Delaware corporation (the “Company”), certify that on April 25, 2022 the Board of Directors of the Company adopted a resolution approving an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”) as provided below, pursuant to Article IX of the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.Defined Terms. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Bylaws.

2.Amendments to Bylaws.

a.Article VIII, Section 6 is hereby amended and restated in its entirety as follows:

“Section 6.     Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the Corporation’s Bylaws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of these Bylaws or the Corporation’s Certificate of Incorporation, or (v) any action asserting a claim governed by the internal affairs doctrine, in the case of each of clauses (i) through (v), shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII, Section 6.”

3.Except as expressly amended hereby, the Bylaws remain in full force and effect.

Dated: April 25, 2022

By:	/s/ Julia Britt
Name:	Julia Britt, Secretary